Exhibit (d)(1)(D)

AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION

BY AND BETWEEN

NUVOX, INC.

AND

NUVOX COMMUNICATIONS OF TEXAS, INC.

JULY 9, 2002

EXHIBITS

EXHIBIT A	Certificate of Merger
EXHIBIT B	Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION

     This AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION (this “Agreement”) is made and entered into as of July 9, 2002, by and between NuVox, Inc., a Delaware corporation (the “Company”), and NuVox Communications of Texas, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“Merger Sub”).

RECITALS

     WHEREAS, the Boards of Directors of the Company and Merger Sub believe it is in the best interests of their respective corporations and the stockholders of their respective corporations that the Company and Merger Sub combine into a single corporation through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger;

     WHEREAS, pursuant to the Merger, all of the assets, rights, debts, liabilities and obligations of each of the Company and Merger Sub shall become the assets, rights, debts, liabilities and obligations of the Surviving Corporation (as defined below);

     WHEREAS, the authorized capital stock of the Company consists of 900,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 800,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Of the Preferred Stock, 26,850,000 shares are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 3,125,000 shares are designated as Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”), 30,430,612 shares are designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”), 5,374,481 shares are designated as Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred Stock”), 15,786,710 shares are designated as Series C-2 Convertible Preferred Stock (the “Series C-2 Preferred Stock”), 17,735,703 shares are designated as Series C-3 Convertible Preferred Stock (the “Series C-3 Preferred Stock”), 155,000,000 shares are designated as Series D Convertible Preferred Stock (the “Series D Preferred Stock”), 80,550,000 shares are designated as Series E-1 Convertible Preferred Stock (the “Series E-1 Preferred Stock”), 12,500,000 shares are designated as Series E-2 Convertible Preferred Stock (the “Series E-2 Preferred Stock”), 133,284,618 shares are designated as Series E-3 Convertible Preferred Stock (the “Series E-3 Preferred Stock”), 16,486,756 shares are designated as Series E-4 Convertible Preferred Stock (the “Series E-4 Preferred Stock”), 281,415 shares are designated as Series E-5 Convertible Preferred Stock (the “Series E-5 Preferred Stock”), 681,793 shares are designated as Series E-6 Convertible Preferred Stock (the “Series E-6 Preferred Stock”), 5,180,000 shares are designated as Series E-7 Convertible Preferred Stock (the “Series E-7 Preferred Stock”), 663,599 shares are designated as Series E-8 Convertible Preferred Stock (the “Series E-8 Preferred Stock”), 1,388,154 shares are designated as Series E-9 Convertible Preferred Stock (the “Series E-9 Prefer red Stock”), 5,202,623 shares are designated as Series E-10 Convertible Preferred Stock (the “Series E-10 Preferred Stock”), 221,200 shares are designated as Series E-11 Convertible Preferred Stock (the “Series E-11 Preferred Stock”), 213,014,284 shares are designated as Series E-12 Convertible Preferred Stock (the “Series E-12 Preferred Stock”), 24,000,000 shares are designated as Series F-1 Convertible Preferred Stock (the “Series F-1 Preferred Stock”), and 50,243,052 shares of Preferred Stock remain to be designated;

     WHEREAS, following the Merger, the authorized capital stock of the Surviving Corporation will consist of 500,000,000 shares of common stock, $.01 par value per share (the “Surviving Corporation Common Stock”), and 400,000,000 shares of preferred stock, $.01 par value per share (the “Surviving Corporation Preferred Stock”), of which 100,000,000 shares will be designated as Series A Convertible Preferred Stock;

     WHEREAS, the Company and Merger Sub desire to make certain representations, warranties and other agreements in connection with the Merger as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1 THE PLAN OF RECAPITALIZATION

     1.1     The Plan of Recapitalization. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation”.

     1.2      Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall be conditioned upon and shall take place as soon as practicable after the satisfaction of the condition precedent described in Section 5.1.14 of that certain Securities Purchase Agreement (the “Purchase Agreement”) dated as of July 9, 2002 by and among the Company and the purchasers named therein (the “Closing Date”). The Closing shall take place at the offices of Bryan Cave LLP, 211 N. Broadway, St. Louis, Missouri 63102 or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the certificate of Merger, in the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing with the Secretary of State of Delaware being the “Effective Time”).

     1.3      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, leases and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation (but no disposition of property of the Company shall occur), and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

     1.4      Certificate of Incorporation; Bylaws.

          (a)     At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to read as set forth in Exhibit B (“Surviving Corporation’s Restated Certificate”).

          (b)      The Bylaws of the Company as in effect immediately prior to the Effective Date shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

     1.5      Directors and Officers. At the Effective Time, the directors of the Company, as in office immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of the Company, as in office immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

     1.6     Effect on Company Securities.

           (a)     Treatment of Capital Stock. Subject to Section 1.6(c) and Section 1.8, by virtue of the Merger and without any action on the part of the Company or Merger Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be treated as follows:

                (i)     each share of Company Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into the right to receive 1/100 share of Surviving Corporation Common Stock;

                (ii)     each share of Company Preferred Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into the right to receive the shares of the Surviving Corporation Common Stock as indicted in the following table:

Series	No. of Shares of Common Stock into which each Share shall be Converted
B C-1 C-2 C-3 D E-1 E-2	0.03415 0.02583 0.02974 0.03072 0.01000 0.01000 0.01000

E-3 E-4 E-5 E-6 E-7 E-8 E-9 E-10 E-11 E-12	0.01000 0.01000 0.01000 0.01000 0.01000 0.01000 0.01000 0.01000 0.01000 0.01000

          (b)      Cancellation of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding at the Effective Time, together with all stock certificates evidencing such shares, shall cease to be outstanding and shall be cancelled and each certificate therefor shall be null and void and no consideration of any kind shall be delivered in exchange therefor under this Agreement.

          (c)      No Fractional Shares of Surviving Corporation Common Stock. The Surviving Corporation will not issue certificates representing fractional shares of Surviving Corporation Common Stock, and any faction resulting from the application of the provisions of this Section 1.6 shall be rounded up to the nearest full share.

           (d)      Certificates Evidencing Shares of Capital Stock. From and after the Effective Time, each stock certificate evidencing issued and outstanding shares of Company Common Stock or Preferred Stock shall evidence the right to receive shares of Surviving Corporation Common Stock, as set forth in Section 1.6.

     1.7     Procedures.

          (a)      Promptly after the Effective Time, the Company shall provide that number of shares of Surviving Corporation Common Stock that is due to each former holder of Company Common Stock or Preferred Stock in accordance with this Agreement. Promptly after the Effective Time, the Surviving Corporation shall mail to each holder of record of a certificate or certificates which represented issued and outstanding shares of Company Common Stock or Preferred Stock immediately prior to the Effective Time (each a “Certificate”), appropriate transmittal materials and instructions in customary form (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Surviving Corporation). The Certificates so delivered shall be duly endorsed as the Surviving Corporation may require. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such security or indemnity as the Surviving Corporation may reasonably require and (iii) any other documents reasonably necessary to evidence and effect the bona fide exchange thereof, the Company shall issue to such holder the applicable consideration payable with respect to the shares represented by such lost, stolen, mislaid or destroyed Certificate.

          (b)     After the Effective Time, upon surrender to the Surviving Corporation of a Certificate or Certificates by a holder thereof, together with a letter of transmittal, duly completed and executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the Surviving Corporation shall promptly deliver to the holder of such Certificate or Certificates, in exchange therefor, the consideration that such holder has the right to receive in respect of the shares of Company capital stock formerly represented by the Certificate or Certificates surrendered by such holder (after taking into account all of the shares of Company capital stock held by such holder as of the Effective Time). The Company shall not be obligated to delive r the applicable consideration to which any former holder of Company capital stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates as provided in this Section 1.7.

          (c)      Any other provision of this Agreement notwithstanding, the Surviving Corporation shall not be liable to a holder of Company capital stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8     Dissenters Rights’. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of the Company which are held by stockholders who have properly and timely perfected appraisal rights under Section 262 of the DGCL shall not be converted into or be exchangeable for the right to receive the consideration described in Section 1.6 hereof (unless and untl such holder shall have effectively withdrawn or lost his, her or its right to approaisal and payment under the DGCL) but shall be converted into the right to receive such cash consideration as may be properly determined and payable to such holder as provided in the DGCL.

     1.9     Treatment of Options and Warrants. At the Effective Time, the terms of each then outstanding and unexercised warrant or option exercisable for shares of Company Common Stock or Preferred Stock (collectively, “Company Options”) shall be adjusted in accordance with the terms of such Company Option to reflect the consummation of the Merger.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Merger Sub as follows:

     2.1     Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets, to carry on its business as now conducted and to enter into and perform this Agreement.

     2.2     Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than the required stockholder votes. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     2.3     Compliance with Other Instruments. To the knowledge of the Company, the Company is not in violation of or default under any provisions of the Company’s Certificate of Incorporation or Bylaws, each as in effect immediately prior to the Effective Time, or any material instrument, judgment, order, writ, decree or material contract to which it is a party or by which it or its assets or properties is bound, or, any foreign, federal or state statute, rule or regulation applicable to the Company, in any such case, to the extent that any such violation or default would materially adversely affect the business, operations or financial condition of the Company and its subsidiaries taken as a whole. To the knowledge o f the Company, the execution, delivery and performance of this Agreement do not and the consummation of the transactions contemplated hereby will not result in any such violation or default under (i) any provision of the Company’s Certificate of Incorporation or Bylaws, (ii) any material instrument, judgment, order, writ, decree or contract to which it is a party or by which it or its assets or properties is bound or (iii) any federal or state statute, rule or regulation applicable to the Company, nor result in the creation of any material lien, charge or encumbrance upon any assets of the Company.

     2.4      Required Filings and Consents The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, order authorization, registration or permit of, or filing with or notification to, any governmental entity, except for the filing and recordation of appropriate merger documents as required by DGCL.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     Merger Sub represents and warrants to the Company as follows:

     3.1     Organization, Good Standing and Qualification. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets, to carry on its business as now conducted and to enter into and perform this Agreement.

     3.2     Authority. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms.

     3.3      Compliance with Other Instruments. To the knowledge of the Merger Sub, the Merger Sub is not in violation of or default under any provisions of the Merger Sub’s Certificate of Incorporation or Bylaws, each as in effect immediately prior to the Effective Time, or any material instrument, judgment, order, writ, decree or material contract to which it is a party or by which it or its assets or properties is bound, or, any foreign, federal or state statute, rule or regulation applicable to the Merger Sub, in any such case, to the extent that any such violation or default would materially adversely affect the business, operations or financial condition of the Merger Sub and its subsidiaries taken as a whole. To the knowledge of the Merger Sub, the execution, delivery and performance of this Agreement do not and the consummation of the transactions contemplated hereby will not result in any such violation or default under (i) any provision of the Merger Sub’s Certificate of Incorporation or Bylaws, (ii) any material instrument, judgment, order, writ, decree or contract to which it is a party or by which it or its assets or properties is bound or (iii) any federal or state statute, rule or regulation applicable to the Merger Sub, nor result in the creation of any material lien, charge or encumbrance upon any assets of the Merger Sub.

     3.4     Required Filings and Consents. The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any governmental entity, except for the filing and recordation of appropriate merger documents as required by the DGCL.

ARTICLE 4 ADDITIONAL AGREEMENTS

     4.1     Consents; Cooperation. Each of the Company and Merger Sub shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. Each of the Company and Merger Sub shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise.

     4.2     Legal Requirements. Each of the Company and Merger Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement, will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other party hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity or other person required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     4.3     Commercially Reasonable Efforts and Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE 5 EXTENSION, WAIVER AND AMENDMENT

     5.1      Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     5.2      Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument set forth in writing and signed by each of the parties hereto.

ARTICLE 6 GENERAL PROVISIONS

     6.1      Non-Survival at Effective Time. The agreements, representations and warranties set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Section 4.4 (Commercially Reasonable Efforts and Further Assurances) and this Article 6 shall survive the Effective Time and the Closing pursuant to their terms or until the expiration of the applicable statute of limitations.

     6.2     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     6.3      Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     6.4      Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

     6.5      Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

     6.6      Termination by Board of Directors. Notwithstanding anything herein to the contrary, including the approval of this Agreement by the stockholders of the Company and/or Merger Sub, this Agreement may be terminated by the Company’s or Merger Sub’s board of directors, as the case may be, at any time prior to the filing and effectiveness of this Agreement in accordance with Section 103 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company and Merger Sub have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

THE COMPANY:
NUVOX, INC.
By:	/s/ John P. Denneen
John P. Denneen, Executive Vice President - Corporate Development and Legal Affairs and Secretary
MERGER SUB:
NUVOX COMMUNICATIONS OF TEXAS, INC.
By:	/s/ John P. Denneen
Name:	John P. Denneen
Title:	Executive Vice President

EXHIBIT A

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is NuVox, Inc., and the name of the corporation being merged into this surviving corporation is NuVox Communications of Texas, Inc.

SECOND: The Merger Agreement has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 251(c) of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation is NuVox, Inc., a Delaware corporation.

FOURTH: The Amended and Restated Certificate of Incorporation of the surviving corporation shall be amended in its entirety and is attached hereto as Exhibit A.

FIFTH: The Merger Agreement is on file at 16090 Swingley Ridge Road, Suite 500, Chesterfield, Missouri 63017, the place of business of the surviving corporation.

SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 9th day of July, A.D., 2002.

By:
Name: David L. Solomon, Chief Executive Officer Title: Chief Executive Officer

EXHIBIT B

Certificate of Incorporation of the Surviving Corporation